Filed pursuant to Rule 433

Preliminary Prospectus dated August 30, 2010

Registration No. 333-157013

DOMINION RESOURCES, INC.

FINAL TERM SHEET

August 30, 2010

2010 Series A 2.25% Senior Notes Due 2015

Issuer:	Dominion Resources, Inc.

Principal Amount:	$250,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa2 (stable outlook)/A- (stable outlook)/BBB+ (stable outlook)

Trade Date:	August 30, 2010

Settlement Date:	September 2, 2010

Final Maturity Date:	September 1, 2015

Interest Payment Dates:	March 1 and September 1

First Interest Payment Date:	March 1, 2011

Call Provisions:	Make Whole Call at T+15 bps

Treasury Benchmark:	1 1/4% due August 31, 2015

Benchmark Yield:	1.381%

Spread to Benchmark:	+ 90 bps

Reoffer Yield:	2.281%

Coupon:	2.25%

Price to Public:	99.854%

Proceeds to Company Before Expenses:	99.254%

CUSIP/ISIN:	25746UBJ7/US25746UBJ79

Joint Book-Running Managers:	Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, mailing or emailing:

Deutsche Bank Securities Inc.	1-800-503-4611 (toll free) Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311 prospectusrequest@list.db.com

Morgan Stanley & Co. Incorporated	1-866-718-1649 (toll free) 1585 Broadway, New York, New York 10036

UBS Securities LLC	1-877-827-6444, ext. 5613884 (toll free) 299 Park Avenue, New York, New York 10171 Attention: Prospectus Specialist

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.